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                                                                    Exhibit 10.7

                                                          (BLUE NILE LETTERHEAD)

December 1, 1999



Dear Diane,

On behalf of Blue Nile, Inc. (the "Company"), I am pleased to offer you the position of CFO, reporting to Mark Vadon. The terms of your relationship with the Company will be as indicated herein.

1. Position. You will become CFO for the Company. As such, you will have responsibilities as determined by Mark Vadon.

2. Base Salary. You will be paid a base salary of $12,500 per month, less payroll deductions and all required withholdings, which represents an annualized rate of $150,000. Your salary will be payable in accordance with the Company's standard payroll policies. In addition to your base salary, you will be eligible for an annual performance bonus. The performance bonus is intended to reward individual performance against stated objectives. The bonus for executives consists of stock options & cash - stock options awarded with the guidance of the board and a cash target of 25%. There are 2 reviews annually, January and July, with the bonus paid in July. Your bonus would be prorated to reflect your time with the company at the time of bonus payout.

3. Stock Options. We will recommend to the Board of Directors that you be granted an incentive stock option to purchase 300,000 shares of common stock of the Company. The exercise price will be the fair market value of the common stock as determined by the Board of Directors on the date of grant (as of Dec. 1, 1999 the exercise price is $1.50 per share). One fourth (1/4) of the shares subject to such option will vest on the one-year anniversary of your hire date and one forty-eighth (1/48) of the shares subject to such option will vest each month thereafter as long as your employment continues with the Company. In the event the Company is acquired, an additional one-fourth (1/4) of the shares will vest immediately. In the event the company is acquired (acquisition, sale of substantially all of the assets of the company, or a merger whereby more than 50% of the voting power is transferred away from the company), and then your employment is terminated without cause within 12 months following the acquisition date, any remaining unvested shares shall vest immediately upon termination. The Company's 1999 Equity Incentive Plan, the Grant Notice and the Stock Option Agreement shall govern the terms of this option grant in all respects.

                                       1.


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                                                          (BLUE NILE LETTERHEAD)


4. Deferred Payment for Exercise. Your Stock Option Agreement will provide for an Early Exercise option, whereby you may elect to exercise your option for unvested shares. If you so elect, the Company will allow you to defer payment of such exercises, subject to interest payments on any balance deferred. Upon termination of employment, any deferred balance, plus associated interest, will be due. Furthermore, the company will maintain its right to repurchase unvested shares as specified in the Stock Option Agreement.

5. Benefits. You will be eligible to receive healthcare and dental benefits, life and disability insurance and enrollment in the Company 401k plan effective on the first of the month following your date of employment.

6. Standard Employee Agreement. Like all employees, you will be required to sign the Company's standard Employee Proprietary Information and Inventions Agreement relating to the protection of the Company's proprietary and confidential information and assignment of inventions. In addition, you will be required to abide by the company's strict policy that prohibits any new employee from using or bringing with him or her from any previous employer any confidential information, trade secrets, or proprietary materials or processes of such former employer.

7. Federal Immigration Law. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated. Documents that can satisfy these requirements are a United States passport or a valid driver's license and a social security card.

8. At-Will Employment. Your employment is at will, as defined under applicable law. This means you may voluntarily quit for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a Company officer.

9. Entire Agreement. This Agreement, together with your Employee Proprietary Information and Inventions Agreement, constitutes the entire agreement between the parties and supersedes all other agreements or understandings. This agreement may be amended only by written agreement signed by you and the Company.

                                       2.


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                                                          (Blue Nile Letterhead)


10.      Start Date. As soon as possible.

Again, let me indicate how pleased we all are to extend this offer, and how much we look forward to working together. Please indicate your acceptance by signing and returning the enclosed copy of this letter. This offer is valid until December 6, 1999 and will terminate if not accepted by such date.

Very truly yours,

BLUE NILE, INC.

        /s/ Mark Vadon
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The foregoing terms and conditions are hereby accepted:

Signed:           /s/ Diane Irvine
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                      Diane Irvine

Dated:       December 6, 1999
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                                       3.